Exhibit 10.61

[FINAL COPY]

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of December 9, 2004,

Among

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

BANK OF AMERICA, N.A.,

as Syndication Agent

J.P. MORGAN SECURITIES INC. and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

FLORIDA DOCUMENTARY STAMP TAX IN THE AMOUNT OF $4,900,000 HAS BEEN PAID IN FULL TO THE FLORIDA DEPARTMENT OF REVENUE IN CONNECTION WITH THE OBLIGATIONS OF UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD. (SUCCESSOR-BY-MERGER TO UNIVERSAL CITY DEVELOPMENT PARTNERS, LP) (THE “BORROWER”) UNDER AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF NOVEMBER 5, 1999, AMENDED JULY 25, 2000 (THE “ORIGINAL CREDIT AGREEMENT”), AMONG THE BORROWER, THE BANKS PARTY THERETO AND JPMORGAN CHASE BANK, N.A. (FORMERLY KNOWN AS JPMORGAN CHASE BANK, FORMERLY KNOWN AS THE CHASE MANHATTAN BANK, SUCCESSOR-BY-MERGER TO MORGAN GUARANTY TRUST COMPANY OF NEW YORK), AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT, AS FURTHER AMENDED DECEMBER 19, 2001, MARCH 28, 2002, AND MARCH 28, 2003, AND AS FURTHER AMENDED FROM TIME TO TIME, AS EVIDENCED ON THAT CERTAIN MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING RECORDED JULY 27, 2000, IN OFFICIAL RECORDS BOOK 6054, PAGE 320, OF THE PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA (THE “PUBLIC RECORDS”), AS MODIFIED BY MORTGAGE MODIFICATION, SPREADING AGREEMENT AND PARTIAL RELEASE OF MORTGAGE DATED AS OF FEBRUARY 20, 2001, RECORDED ON FEBRUARY 21, 2001, IN THE OFFICIAL RECORDS BOOK 6198, PAGE 4726 OF THE PUBLIC RECORDS, AS MODIFIED BY AMENDMENT NO. 2 TO MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING DATED AS OF MARCH 28, 2003, RECORDED ON MARCH 28, 2003 IN THE OFFICIAL RECORDS BOOK 6845, PAGE 4755 OF THE PUBLIC RECORDS AND AS MODIFIED BY AMENDMENT NO. 3 TO MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING DATED AS OF DECEMBER 9, 2004, TO BE RECORDED IN THE PUBLIC RECORD CONTEMPORANEOUSLY WITH THE EFFECTIVENESS OF THIS INSTRUMENT. THE OBLIGATIONS OF THE BORROWER HEREUNDER ARE A TRANSMOGRIFICATION OF ITS OBLIGATIONS UNDER THE ORIGINAL CREDIT AGREEMENT.

Schedule 3.05	Specified Transaction Documents
Schedule 3.07	Mortgaged Properties Sales
Schedule 3.08(a)	Subsidiary State of Jurisdictions
Schedule 3.08(b)	Outstanding Agreements or Commitments Relating To Equity Interests
Schedule 3.09	Litigation
Schedule 5.02	Insurance
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.09	Existing Contractual Encumbrances

AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 9, 2004 among UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD., a Florida limited partnership (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders and BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”).

Reference is made to (a) the Amended and Restated Credit Agreement dated as of November 5, 1999 (as amended by Amendment No. 1 dated as of July 25, 2000 (“Amendment No. 1”), and as further amended as of December 19, 2001, March 28, 2002, and March 28, 2003 and in effect on the date hereof, the “1999 Credit Agreement”), among the Borrower, the Banks (as defined therein) party thereto on the date hereof (the “1999 Banks”) and the Administrative Agent in its capacities as administrative agent and collateral agent thereunder (in such capacity, the “1999 Agent”) and (b) the Credit Agreement dated as of March 28, 2003 (as amended and in effect on the date hereof, the “2003 Credit Agreement” and, together with the 1999 Credit Agreement, the “Existing Credit Agreements”), among the Borrower, the Banks (as defined therein) party thereto on the date hereof (the “2003 Banks” and, together with the 1999 Banks, the “Existing Banks”) and the Administrative Agent in its capacities as administrative agent and collateral agent thereunder (in such capacity, the “2003 Agent” and, together with the 1999 Agent, the “Existing Agents”). Capitalized terms used but not defined in this preamble are defined in Section 1.01 of this Agreement.

Universal City Florida Holding Co. I and Universal City Florida Holding Co. II (collectively, “Holdings”), which are the two partnerships that together own 100% of the Equity Interests in the Borrower, intend to issue (together with their respective finance subsidiaries, as co-issuers) notes in an aggregate principal amount of $450,000,000 (such notes, together with any debt securities issued by Holdings and such co-issuers to refinance such notes, the “Holdings Notes”) in a Rule 144 A offering (the “Offering”). At the time of the closing of the Offering, the Borrower will make a cash distribution to Holdings in the approximate amount of $92,000,000 (the “Cash Payment”). Also, Holdings will make a cash distribution to the holders of their Equity Interests in the approximate amount of $450,000,000.

The Borrower has requested that the Lenders enter into this Agreement in order to (a) consolidate, amend and restate the Existing Credit Agreements and renew and continue the Indebtedness and unused financing commitments under the Existing Credit Agreements (the “Renewed Debt”) in the

aggregate amount of $596,796,000 (the “Consolidation and Restatement”, and together with the Cash Payment, the “Transactions”) and (b) extend credit to the Borrower hereunder in the aggregate amount of $53,204,000 (the “Credit”), subject to the terms and conditions herein. The Renewed Debt is to be renewed and continued hereunder, and the land sales Credit is to be extended hereunder, in the form of (a) Term Loans on the Restatement Date, in an aggregate principal amount not in excess of $550,000,000 and (b) Revolving Loans, Swingline Loans and Letters of Credit from time to time during the Availability Period not in excess of $100,000,000. In addition, the Borrower may request that Lenders or Additional Lenders agree to make available, subject to the terms and conditions herein, Incremental Term Loans from time to time after the Restatement Date in an aggregate principal amount not to exceed $200,000,000.

In order to effect the Consolidation and Restatement, on and as of the Restatement Date (a) Renewed Debt held by each Lender that is an Existing Bank shall be consolidated, renewed and continued under this Agreement in the form of Term Loans or Revolving Facility Commitments (or combination thereof), as applicable, in amounts not exceeding such Lender’s Term Loan Commitment or Revolving Facility Commitment, as applicable, and (b) to the extent the aggregate amount of Renewed Debt exceeds the amount thereof consolidated, renewed and continued pursuant to clause (a), each Lender shall acquire such excess Renewed Debt from the Existing Banks by assignments pursuant to the applicable renewal provisions of the Existing Credit Agreements, in amounts (taking into account any Renewed Debt of such Lender renewed and continued under clause (a) above) not exceeding such Lender’s Term Loan Commitment or Revolving Facility Commitment, as applicable, and such Renewed Debt so acquired by such Lender shall be consolidated, renewed and continued under this Agreement in the form of Term Loans or Revolving Facility Commitments (or combination thereof), as applicable. To the extent that Renewed Debt consists of outstanding loans under the Existing Credit Agreements as of the Restatement Date, a portion of the amounts funded by the Lenders pursuant to their respective Term Loan Commitments on the Restatement Date, in an aggregate amount equal to the excess of the principal amount of such outstanding loans over the principal amount thereof continued and renewed hereunder pursuant to clause (a) of the first sentence of this paragraph, shall be paid by the Administrative Agent to the Existing Agents for the account of the Existing Banks holding such outstanding loans, as consideration for the assignment thereof to such Lenders a contemplated by clause (b) of the first sentence of this paragraph.

The proceeds of the Term Loans (to the extent of amounts not applied to continue and renew the Renewed Debt consisting of outstanding loans under the Existing Credit Agreements as contemplated above) will be used by the Borrower on the Restatement Date solely (i) first, to pay transaction costs related to the Transactions (the “Transaction Costs”) and (ii) second, to make the Cash

Payment. The proceeds of Revolving Loans and Swingline Loans will be used by the Borrower solely for general corporate purposes, provided that the proceeds of Revolving Loans and Swingline Loans may not be used for the purposes of financing Transaction Costs or the Cash Payment. Letters of Credit will be used by the Borrower solely for general corporate purposes.

The Borrower and the Administrative Agent acknowledge that in connection with Amendment No. 1, Florida documentary stamp tax in the amount of $4,900,000 was paid to the Florida Department of Revenue and that since such date, the aggregate principal amount of indebtedness under the Existing Credit Agreements has not exceeded $1,358,000,000 at any time.

The Lenders are willing to extend credit to the Borrower as provided above and each Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Additional Extensions of Credit” shall have the meaning assigned to such term in Section 9.09(c).

“Additional Lender” shall have the meaning assigned to such term in Section 2.20.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) the Statutory Reserve Rate applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. Each partner in Holdings and each of their respective Affiliates shall be deemed an Affiliate of the Borrower.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean, collectively, the Existing Credit Agreements, as consolidated, amended and restated by this Amended Agreement, and as the same may be further amended and in effect from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Amended Agreement” shall mean this Amended and Restated Credit Agreement dated as of December 9, 2004.

“Amendment No. 1” shall have the meaning assigned to such term in the preamble to this Agreement.

“Applicable Margin” shall mean, with respect to any Term Loan or Revolving Loan, the applicable margin per annum set forth below under the caption “Revolving Loan ABR Spread”, “Revolving Loan Eurocurrency Spread”, “Term Loan ABR Spread” or “Term Loan Eurocurrency Spread”, as applicable, based upon the Total Leverage Ratio as of the most recent determination date.

	Revolving Loan		Term Loan
Total Leverage Ratio:	Revolving Loan ABR Spread	Eurocurrency Spread	Term Loan ABR Spread	Eurocurrency Spread
Category 1
Greater than or equal to 4.50 to 1.00	1.50%	2.50%	1.25%	2.25%
Category 2
Less than 4.50 to 1.00 but greater than or equal to 3.50 to 1.00	1.25%	2.25%	1.00%	2.00%
Category 3
Less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00	1.00%	2.00%	0.75%	1.75%
Category 4
Less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	0.75%	1.75%	0.75%	1.75%
Category 5
Less than 2.50 to 1.00	0.50%	1.50%	0.75%	1.75%

For purposes of the foregoing,(a) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial information of the Borrower and the Subsidiaries delivered pursuant to Section 5.04(a) or (b) and (b) each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that until the delivery of consolidated financial statements for the Borrower and the Subsidiaries for the fiscal quarter ended December 31, 2004, the Total Leverage Ratio shall be deemed to be in Category 2 for purposes of determining the Applicable Margin; provided further that the Total Leverage Ratio shall be deemed to be in Category 1 (i) at any time that an Event of Default has occurred and is continuing or (ii) at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the consolidated financial information required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Disposition” shall mean any sale, transfer or other disposition by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Loan Party of any asset or group of related assets in one or a series of related transactions, the Net Proceeds from which exceed $5,000,000.

“Assignee Group” means two or more assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (to the extent required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Authorized Agent” shall mean any party authorized in a written consent to execute and deliver the Loan Documents or instruments contemplated therein.

“Authorized Officer” shall mean any of the President, Executive Vice President, Vice President, Chief Financial Officer, Treasurer or Controller of the Borrower, or any officer exercising similar functions.

“Availability Period” shall mean the period from and including the Restatement Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Facility Commitments.

“Blackstone” shall mean, collectively, Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership, its Affiliates and the respective successors of the foregoing.

“Blackstone USE” shall mean Blackstone USE Acquisition Company, L.L.C., a Delaware limited liability company, and its successors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Partnership Agreement” shall mean Item 1 of Schedule 1.01(c).

“Borrowing” shall mean (a) a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect and (b) a Swingline Loan.

“Borrowing Minimum” shall mean (a) in the case of a Revolving Borrowing and prepayment of Term Loans, $1,000,000, and (b) in the case of a Swingline Borrowing, $100,000.

“Borrowing Multiple” shall mean (a) in the case of a Revolving Borrowing and prepayment of Term Loans, $1,000,000, and (b) in the case of a Swingline Borrowing, $100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include (a) expenditures to the extent they are made with the proceeds of the issuance of Equity Interests of the Borrower after the Restatement Date or with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first proviso to such clause (a)), (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 12 months of receipt of such proceeds, (c) interest capitalized during such period, (d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Borrower or any subsidiary thereof) and for which neither the Borrower nor any subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person

(whether before, during or after such period), (e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired if such asset was originally acquired on or after January 1, 2004 and (f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a substantially concurrent sale of used or surplus equipment, in each case, in the ordinary course of business.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the amount thereof at such time determined in accordance with GAAP.

“Cash Payment” shall have the meaning assigned to such term in the preamble to this Agreement.

A “Change in Control” shall be deemed to occur upon:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Borrower and the Subsidiaries, taken as a whole, to a person other than one or more of the Permitted Holders; or

(b) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total combined voting power and the combined economic interests of all Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 9.10.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Collateral Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Documents” shall mean the Mortgages, the Security Agreement, the Pledge Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Restatement Date, the Collateral Agent shall have received from Holdings, the Borrower and each Subsidiary Loan Party, if any, a counterpart of an appropriate amendment to the Subordination Agreement and each Collateral Document reflecting the Transactions, all in form satisfactory to the Collateral Agent, duly executed and delivered on behalf of such person;

(b) (i) in the case of any person that is a Subsidiary Loan Party at the Restatement Date, the Collateral Agent shall have received from such Subsidiary a counterpart of the Subsidiary Guaranty and Security Agreement, and (ii) in the case of any person that becomes a Subsidiary Loan Party after the Restatement Date, the Collateral Agent shall have received from such Subsidiary a supplement to the Subsidiary Guaranty and Security Agreement, in the form specified therein, in each case duly executed and delivered on behalf of such Subsidiary Loan Party;

(c) all the issued and outstanding Equity Interests (i) of the Borrower and each Subsidiary directly owned by or on behalf of the

Borrower or any Subsidiary Loan Party, (ii) of any other person owned on the Restatement Date directly by or on behalf of the Borrower or any Subsidiary Loan Party, except to the extent that a pledge of such Equity Interests would violate applicable law or a legally effective contractual obligation binding upon such Equity Interests as of the Restatement Date and for so long as such restriction exists, and (iii) that are acquired by Holdings (in the case of Equity Interests of the Borrower), the Borrower or a Subsidiary Loan Party after the Restatement Date, shall have been pledged pursuant to the Collateral Documents (provided that in no event shall more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary be pledged to secure the Obligations), and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d) [Reserved];

(e) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document;

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02 and Liens arising by operation of law, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, provided that such other documents are reasonably available to the Borrower and the Subsidiaries without significant expense;

(g) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Collateral Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(h) on the Restatement Date, the Borrower shall have made all Intellectual Property Filings necessary to record the Liens granted under Collateral Documents on all material Recordable Intellectual Property owned or licensed by it and, subject to Section 7 of the Security Agreement, the Borrower shall have made all Intellectual Property Filings necessary to record the Liens granted under Collateral Documents all material Recordable Intellectual Property owned or licensed by it on the most recent March 31 or September 30, whichever is more recent.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean, (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Loan Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that (i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded, (ii) any net after-tax gains or losses on disposal of discontinued operations shall be excluded, (iii) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded, (iv) the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of, the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period, (v) the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived except, and only to the extent of, the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period; provided, in determining the Consolidated Net Income of the Borrower, this clause (v) shall not apply to any Subsidiary Loan Party if it has satisfied the Collateral and Guarantee Requirement, (vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period and (vii) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the Subsidiaries, determined in accordance with GAAP, as the same are (or would be) set forth on the consolidated balance sheet of the Borrower and the Subsidiaries as of such date.

“Consolidation and Restatement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit” shall have the meaning assigned to such term in the preamble to this Agreement.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cure Amount” shall have the meaning provided in Section 7.03.

“Cure Right” shall have the meaning provided in Section 7.03.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any debt or Capital Lease Obligations, (b) accruals of Interest Expense (excluding Interest Expense that is past due), (c) accruals for current or deferred Taxes based on income or profit, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees related to the Transactions or (ii) bonuses, pension and other post-retirement benefit obligations (provided that, for purposes of this clause (e), reductions in Current Liabilities attributable to any reversals of such accruals or payments made in respect of such accrued costs or expenses shall also be excluded) and (f) accruals for add-backs to EBITDA included in clauses (a)(v) through (a)(x) of the definition of such term.

“Current Universal Fees” shall mean Universal Fees accruing after March 31, 2004.

“Debt Service” shall mean, for any period, Interest Expense for such period plus scheduled principal amortization of Total Borrower Debt for such period (whether or not such payments are made).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferred Universal Fees” shall mean Universal Fees which are not Current Universal Fees.

“Derivatives Obligations” of any person shall mean all obligations of such person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions. Derivatives Obligations incurred for bona fide hedging purposes are not Investments.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Early Maturity Date” shall mean (i) December 1, 2009, if the Senior Notes shall not have been refinanced or repaid in full prior to such date, or (ii) January 1, 2010, if the Holdings Notes shall not have been refinanced or repaid in full prior to such date; provided that in the case of any such refinancing, the Indebtedness resulting from such refinancing must mature no earlier than 180 days after the date that is six and one half years after the Restatement Date and, in the case of any such refinancing of Holdings Notes, the issuer or issuers of any such refinancing Indebtedness shall not be the Borrower or a Subsidiary and in case of any refinancing of Senior Notes the issuer or issuers of such refinancing Indebtedness shall be the same as the Senior Notes.

“EBITDA” shall (subject to adjustment as provided in Sections 6.13 and 7.03) mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (x) (but not (xi)) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined) (i) provision for Taxes based on income or profits of the Borrower and the Subsidiaries (including state, franchise and similar Taxes) for such period, (ii) interest expense of the Borrower and the Subsidiaries for such period (as reported in accordance with GAAP), (iii) depreciation and amortization expense of the Borrower and the Subsidiaries for such period, (iv) any fees, expenses or charges related to any equity offering, investment or acquisition permitted hereunder or occurring prior to the Restatement Date, any recapitalization permitted hereunder or any Indebtedness permitted to be incurred hereunder (whether or not successful) and fees, expenses or charges or any accruals relating to such payments related to the Transactions, (v) any other noncash charges in relation to the Transactions or any acquisition or investment (but excluding any such charge that requires an accrual of a cash reserve for anticipated cash charges for any future period), (vi) [reserved], (vii) noncash exchange, translation or performance losses relating to any Derivatives Obligation, (viii) any expense relating to defined benefits pension or post-retirement benefit plans, (ix) noncash charges for the impairment of intangibles and other assets (but excluding any such charge that (A) relates to current assets or (B) requires an accrual of a cash reserve for anticipated cash charges for any future period), (x) restructuring charges; provided that (A) with respect to each such restructuring charge, the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such charge and stating that such charge is a restructuring charge and (B) the aggregate amount of restructuring charges that are not non-cash charges that may be added back pursuant to this clause (x) shall not exceed $20,000,000 (provided that, for purposes of subclauses (v), (vii), (ix) and (x) of this clause (a), any noncash charges, expenses or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made), and (xi) for purposes only of determining EBITDA for any period that includes the fiscal quarter of the Borrower ended September 26, 2004, $17,500,000 (such amount representing an adjustment to account for the impact of hurricanes in the fiscal year ending December 31, 2004), minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (iii) and (v) of this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) (i) the amount of any minority interest income, except to the extent received in cash (or plus the amount of any minority interest loss), (ii) noncash exchange, translation or performance gains relating to any Derivatives Obligation, (iii) any income relating to defined benefits pension or post-retirement benefit plans, (iv) any cash payment relating to defined benefits pension or post-retirement benefit plans and (v) noncash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the Release of or exposure to Hazardous Materials).

“Environmental Liability” shall mean any liability, claim, action, suit, judgment or order, contingent or otherwise (including any damages, costs, fines, penalties or indemnities), relating to, resulting from or based upon (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, or (e) any contract or other agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (e) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the Borrower and the Subsidiaries on a consolidated basis for such Excess Cash Flow Period (including any EBITDA arising through the operation of Section 7.03(a)(i)), minus, without duplication, (a) Debt Service for such Excess Cash Flow Period, (b) (i) any voluntary prepayments of Term Loans during such Excess Cash Flow Period, (ii) any permanent voluntary reductions during such Excess Cash Flow Period of Revolving Facility Commitments to the extent that an equal amount of Revolving Loans was simultaneously repaid and (iii) any voluntary prepayment permitted hereunder of term Indebtedness and any permanent voluntary reduction of revolving Indebtedness to the extent that an equal amount of revolving Indebtedness was simultaneously repaid during such Excess Cash Flow Period to the extent not financed, or intended to be financed, using the proceeds of the incurrence of Indebtedness, so long as the amount of such prepayment is not already reflected in Debt Service, (c) (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period but deducted in the prior Excess Cash Flow Period pursuant to a certificate contemplated by the following clause (d)) that are paid or payable in cash and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Investments permitted hereunder (less any amounts received in respect thereof as a return of capital), (d) Capital Expenditures that the Borrower or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period, provided that the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by an Authorized Officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Excess Cash Flow Period, (e) Taxes paid in cash by the Borrower and the Subsidiaries on a consolidated basis, and Restricted Payments paid in cash by the Borrower pursuant to Section 6.06(d), in each case, during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period), (f) an amount equal to any increase in Working Capital of the Borrower and the Subsidiaries for such Excess Cash Flow Period, (g) [reserved], (h) cash expenditures made in respect of Derivatives Obligations during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Interest Expense, (i)

without duplication of amounts referred to in clause (a) or (e) above, Restricted Payments paid in cash by the Borrower during such Excess Cash Flow Period, in each case in accordance with Section 6.06, (j) amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of the Consolidated Net Income of the Borrower and the Subsidiaries in a prior Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting, (k) extraordinary special charges or any nonrecurring loss paid in cash during such Excess Cash Flow Period, (l) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, (m) the amount, if any, by which consolidated long-term deferred revenues of the Borrower and the Subsidiaries decreased during such Excess Cash Flow Period, (n) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment, or an accrual for a cash payment, by the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period, and (o) the amount of minority interest expense added to Consolidated Net Income in calculating EBITDA for such Excess Cash Flow Period, plus, without duplication, (q) an amount equal to any decrease in Working Capital for such Excess Cash Flow Period, (r) all proceeds received during such Excess Cash Flow Period of Capital Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions pursuant to Section 6.03 and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings), (s) all amounts referred to in clause (c) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, the Borrower after the Restatement Date (to the extent not previously used to prepay Indebtedness (other than Revolving Loans or Swingline Loans), make any investment or capital expenditure or otherwise for any purpose resulting in a deduction to Excess Cash Flow in any prior Excess Cash Flow Period) or any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent, in each case to the extent there is a corresponding deduction from Excess Cash Flow above, (t) to the extent any permitted Capital Expenditures and the corresponding delivery of equipment referred to in clause (d) above do not occur in the Excess Cash Flow Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in the Excess Cash Flow Period of the Borrower specified in such certificates, (u) cash payments received in respect of Derivatives Obligations during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Interest Expense, (v) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(c)), (w) to the extent deducted in the computation of EBITDA, cash interest income, (x) the amount, if any, by which consolidated long-term deferred revenues of the Borrower and the Subsidiaries increased during such Excess Cash Flow Period, (y) the amount related to items that were deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented cash received by the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period and are not Net Proceeds and (z) the amount of minority interest income deducted from Consolidated Net Income in calculating EBITDA for such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower ended on or after December 31, 2005.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is in effect and would apply to amounts payable hereunder to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a).

“Existing Agents” shall have the meaning assigned to such term in the preamble to this Agreement.

“Existing Banks” shall have the meaning assigned to such term in the preamble to this Agreement.

“Existing Credit Agreements” shall have the meaning assigned to such term in the preamble to this Agreement.

“Facility” shall mean the respective facility and Commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Restatement Date there are two Facilities, i.e., the Term Loan Facility and the Revolving Facility.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Sections 6.11 and 6.12.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FQE” means fiscal quarter end, and when used in conjunction with a specified month means the last day of the fiscal quarter ending on or about the last day of such month (e.g., “FQE 6/05” means the last day of the fiscal quarter ending on or about June 30, 2005).

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Restatement Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the relevant Person in good faith.

“Hazardous Materials” shall mean all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum and petroleum byproducts and distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Holdings Notes” shall have the meaning assigned to such term in the preamble hereto.

“Hypothetical Income Tax” shall mean, with respect to any fiscal year of the Borrower, the product of (i) the sum of the highest federal, state, local and foreign tax rates (taking into consideration special rates, e.g., capital gains) applicable to partners of Blackstone USE on the last day of such fiscal year and (ii) the amount of taxable income or gain of the Borrower.

“Incremental Amendment” has the meaning assigned to such term in Section 2.20.

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money (except, for purposes of the Total Leverage Ratio, Subordinated Debt), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than (i) current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof except such refinancings, extensions, renewals or replacements thereof that are themselves current trade liabilities or current intercompany liabilities) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof, (ii) obligations of such person in respect of Universal Fees, (iii) customary retentions, holdbacks and similar obligations arising under construction and similar contracts which are not intended as a method of financing the goods or services provided under such contracts and (iv) accrued and unpaid Spielberg Fees), (e) all Guarantees by such person of Indebtedness of others (except, for purposes of the Total Leverage Ratio, any such Indebtedness which would be excluded if a direct obligation of such person), (f) all Capital Lease Obligations of such person, (g) [reserved], (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14.

“Information Memorandum” shall mean the Confidential Information Memorandum dated November 2004, as modified or supplemented in writing prior to the Restatement Date.

“Intellectual Property Filings” shall mean the “Intellectual Property Filings” as defined in the Security Agreement.

“Intellectual Property Rights” has the meaning specified in Section 3.21.

“Interest Coverage Ratio” shall have the meaning assigned to such term in Section 6.11.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any period, the sum of (a) the gross interest expense of Holdings, the Borrower and the Subsidiaries for such period on a consolidated basis, excluding (i) the amortization of debt discounts and (ii) the amortization of all fees and related debt issuance costs (including fees with respect to Derivatives Obligations) payable in connection with the incurrence of Indebtedness to the extent included in interest expense but including (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of Holdings, the Borrower and the Subsidiaries. For purposes of the foregoing, gross interest expense (x) shall be determined after giving effect to any net payments made or received by Holdings, the Borrower and the Subsidiaries with respect to Derivatives Obligations but (y) shall exclude, to the extent otherwise reflected therein, any interest expense resulting from “mark to market” accounting for Derivatives Obligations.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an

Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on (i) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all participating Lenders make interest periods of such length available), as the Borrower may elect, except that prior to the earlier of (x) 30 days after the Restatement Date and (y) the date on which the Administrative Agent has notified the Borrower that the initial syndication of the Term Loans has been completed, all Interest Periods shall end on the day that is seven days from (and including) the first day of such Interest Period or (ii) the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11 provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Islands Theme Park” means the “Universal’s Islands of Adventure” theme park located in Orlando, Florida owned and operated by the Borrower.

“Issuing Bank” shall mean JPMorgan Chase Bank, N.A. and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“knowledge” shall mean, with respect to any person as of any date of determination, that one or more of the Authorized Officers of such person in fact know as of that date, or in the exercise of reasonable diligence under the circumstances should have known, of the relevant facts and “known” and “knows of” shall have corresponding meanings.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or pursuant to an Incremental Amendment.

“Lender Default” shall mean (a) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), in each case to the extent such Lender is obligated to do so by this Agreement, or (b) a Lender’s having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06.

“Letter of Credit” shall mean any letter of credit issued pursuant to this Agreement.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the average (rounding upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by JPMorgan Chase Bank, N.A. at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“License Agreements” shall mean the agreements listed on Schedule 1.01(d) hereto, as such Schedule 1.01(d) may be amended or supplemented from time to time by the Borrower in a writing delivered to the Administrative Agent.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a person that is not a Loan Party with respect to such securities (excluding any such option, call or similar right with respect to any security held by the Borrower or a Subsidiary in a joint venture that is not a Subsidiary, or by the holder of an Equity Interest in such joint venture, in respect of such security).

“Loan Documents” shall mean this Agreement, the Subordination Agreement, the Pledge Agreement, the Security Agreement, the Subsidiary Guaranty and Security Agreement and, on and after the date on which the same are executed and delivered, any other Collateral Documents.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Incremental Term Loans, the Revolving Loans and the Swingline Loans.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Margaritaville” shall have the meaning assigned to such term in Schedule 6.04.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, operations, properties, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any of the Subsidiaries to perform any of its material obligations under any Loan Document to which it is or will be a party or to consummate the Transactions or (c) an impairment of the validity or enforceability of any material provision of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under, any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) or Derivative Obligations of Holdings or any one or more of the Loan Parties in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any person in respect of any Derivatives Obligations at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that such person would be required to pay if such Derivatives Obligations were terminated at such time.

“Maximum Rate” shall have the meaning provided in Section 9.10.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties set forth on Schedule 1.01(b) and includes each other parcel of owned real property and improvements thereto with respect to which an Additional Mortgage is granted.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents and other Collateral Documents delivered with respect to Mortgaged Properties prior to the Restatement Date or pursuant to Section 5.10.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to sub-Section (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean (a) 100% of the cash proceeds actually received by the Borrower or any of the Wholly Owned Subsidiaries (including any cash payment received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of the Borrower or any of the Subsidiaries (other than those pursuant to Section 6.05(a), (b), (c), (d), (e), (f), (h), (j) or (k)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof, provided that, if no Event of Default exists and the Borrower shall deliver a certificate of an Authorized Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use all or any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries, or make investments pursuant to Section 6.04(p), in each case within 12 months of such receipt, such proceeds or portion shall not constitute Net Proceeds except to the extent not so used within such 12-month period, and provided further that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5,000,000 and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10,000,000, and (b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Subsidiaries of any Indebtedness (other than Indebtedness permitted pursuant to Section 6.01), net of all Taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale. For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the Borrower or any Subsidiary of either of them shall be disregarded.

“Obligations” shall mean all amounts owing to any of the Agents or any Lender pursuant to the terms of this Agreement or any other Loan Document.

“Offering” shall have the meaning assigned to such term in the preamble to this Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.

“Permitted Cure Security” means Equity Interests of the Borrower having no mandatory redemption, repurchase or similar requirements prior to 180 days after the latest of the Term Loan Maturity Date and the final maturity of any Incremental Term Loan, and upon which all dividends or distributions (if any) shall be payable solely in additional Equity Interests satisfying the foregoing criteria.

“Permitted Holder” shall mean Blackstone, Universal and any Person in which Blackstone and Universal collectively own at least 75% of the outstanding Equity Interest.

“Permitted Investments” shall mean: (a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof; (b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or the equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower, except for General Electric Company or General Electric Capital Corporation, to the extent either would constitute an Affiliate of the Borrower) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s; (f) shares of mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; (g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year.

“Permitted Liens” shall have the meaning assigned to such term in the Security Agreement.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trust, or any agency or political subdivision thereof.

“Personal Property Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code and in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of January 6, 2000 among the Borrower, all of the Pledgors listed on the signature pages thereof, and the Collateral Agent.

“primary obligor” shall have the meaning assigned to such term in the definition of the term Guarantee.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Project Documents” shall mean all agreements listed in Schedule 1.01(c).

“Projections” shall mean the projections of the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or a Subsidiary prior to the Restatement Date.

“Recordable Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Renewed Debt” shall have the meaning assigned to such term in the preamble to this Agreement.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to sub-Section (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) unused Revolving Facility Commitments (excluding Commitments to make Swingline Loans) that, taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x)Revolving L/C Exposures, (y) Swingline Exposures and (z) unused Revolving Facility Commitments (excluding commitments to make Swingline Loans) at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and unused Revolving Facility Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Restatement Date” shall mean the date on which the conditions specified in Section 4.01 and 4.02 are satisfied (or waived in accordance with Section 9.09).

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Loans outstanding at such time, (b)the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Credit Exposure of any Lender at any time shall be such Lender’s Revolving Facility Percentage of the Revolving Credit Exposure at such time.

“Revolving Credit Maturity Date” shall mean the earlier of (i) the date that is six years after the Restatement Date and (ii) if applicable, the Early Maturity Date, or in either case if such date is not a Business Day, the Business Day immediately preceding such date.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to Section 2.19(c) or 9.04 or (ii) Section 2.20. The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or the Incremental Amendment pursuant to which such Revolving Facility Lender shall have assumed or provided its Revolving Facility Commitment, as applicable. The aggregate amount of the Revolving Facility Commitments on the date hereof is $100,000,000.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Loans.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the Total Revolving Facility Commitment represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Scheduled Affiliate Transactions” shall mean transactions and agreements described in Schedule 1.01(e) hereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the “Secured Parties” as defined in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement dated as of July 27, 2000 between the Borrower and the Collateral Agent.

“Senior Notes” shall mean the Borrowers 11 3/4 % Senior Notes due 2010.

“Spielberg Fees” means consulting fees payable in respect of the Borrower’s Theme Parks pursuant to the consulting agreement identified in Item 6 of Schedule 1.01(c) in an amount not exceeding the amount provided for in such agreement as in effect on November 13, 1995.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the bank serving as the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Studio Theme Park” shall mean the “Universal Studios Florida” theme park located in Orlando, Florida owned and operated by the Borrower.

“Subordinated Debt” shall have the meaning set forth in the Subordination Agreement.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(d).

“Subordination Agreement” means the Amended and Restated Subordination Agreement dated as of January 6, 2000, among Universal Studios, Inc., Universal City Property Management Company, Universal City Property Management II LLC, Universal City Florida Holding Co. I, Universal City Florida Holding Co. II, Blackstone UTP Capital Partners L.P., Blackstone UTP Capital Partners A L.P., Blackstone UTP Offshore Capital Partners L.P., Blackstone Family Media Partnership III L.P., Vivendi Universal Entertainment LLLP and such other Persons party thereto pursuant to the terms thereof, and the Borrower and the Administrative Agent.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (b) that is treated for financial reporting purposes as a consolidated entity in the parent’s annual audited consolidated financial statements prepared in accordance with GAAP.

“Subsidiary” shall mean a subsidiary of the Borrower.

“Subsidiary Guaranty and Security Agreement” shall mean a Subsidiary Guaranty and Security Agreement, substantially in the form of Exhibit B, among the Borrower, each Subsidiary Loan Party and the Collateral Agent.

“Subsidiary Loan Party” shall mean each Wholly Owned Subsidiary that is not a Foreign Subsidiary, but shall not include UCDP Finance, Inc. so long as UCDP Finance, Inc. has no assets and conducts no operations (in each case, other than de minimis assets or operations) other than acting as co-issuer of the Senior Notes (or refinancings thereof) or other debt securities of which the Borrower is a co-issuer.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by a Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The amount of each Swingline Lender’s Swingline Commitment on the date hereof is set forth on Schedule 2.04(a). The aggregate amount of the Swingline Commitments on the date hereof is $10,000,000.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean a Lender with a Swingline Commitment or outstanding Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth in Section 2.01. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The aggregate amount of the Term Loan Commitments on the date hereof is $550,000,000.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made hereunder.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Term Loan Maturity Date” shall mean the earlier of (i) the date that is six and one-half years after the Restatement Date or (ii) if applicable, the Early Maturity Date, or if either such date is not a Business Day, the Business Day immediately preceding such date.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a). Each Term Loan shall be a Eurocurrency Term Loan or an ABR Term Loan.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended (taken as one accounting period).

“Theme Parks” means the Islands Theme Park and the Studio Theme Park (including the Borrower’s operation currently conducted through the “City Walk” joint venture).

“Total Borrower Debt” at any date shall mean (a) the sum of (without duplication), all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit to the extent undrawn) and Indebtedness in respect of the deferred purchase price of property or services, in each case of the Borrower and the Subsidiaries determined on a consolidated basis on such date minus (b) the lesser of (i) $60,000,000 and (ii) the amount of cash and Permitted Investments of the Borrower and the Subsidiary Loan Parties on such date that are not restricted in any manner as to their use (other than restrictions under Indebtedness included in clause (a) above).

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Total Borrower Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP.

“Total Revolving Facility Commitment” shall mean, at any time, the total Revolving Facility Commitments, as in effect at such time.

“Transaction Costs” shall have the meaning assigned to such term in the preamble to this Agreement.

“Transactions” shall have the meaning assigned to such term in the preamble to this Agreement.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Universal” shall mean Vivendi Universal Entertainment LLLP, a Delaware limited liability limited partnership, and its Affiliates.

“Universal Fees” means the fees payable to Universal or an Affiliate of Universal by the Borrower pursuant to the terms of the Borrower Partnership Agreement.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001.

“Wholly Owned Subsidiary” of any person means a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise indicates, all references herein to a “Wholly Owned Subsidiary” are references to a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination, provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of the effects of purchase accounting.

“1999 Agent” shall have the meaning assigned to such term in the preamble of this Agreement.

“1999 Banks” shall have the meaning assigned to such term in the preamble of this Agreement.

“1999 Credit Agreement” shall have the meaning assigned to such term in the preamble of this Agreement.

“2003 Agent” shall have the meaning assigned to such term in the preamble of this Agreement.

“2003 Banks” shall have the meaning assigned to such term in the preamble of this Agreement.

“2003 Credit Agreement” shall have the meaning assigned to such term in the preamble of this Agreement.

Section 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any agreement or contract are to such agreement or contract as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof. References to any person include the successors and assigns of such person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein in order to effect the Consolidation and Restatement and renew the Renewed Debt that is to be renewed and continued hereunder, and to extend the Credit to be extended hereunder, each Lender agrees to make (or renew and continue) a Term Loan denominated in Dollars to the Borrower on the

Restatement Date in a principal amount not exceeding such Lender’s Term Loan Commitment and to make Revolving Loans denominated in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the Revolving Credit Exposure exceeding the Total Revolving Facility Commitment, provided that no Loans may be made under the Revolving Facility on the Restatement Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02. Loans and Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of (i) an L/C Disbursement as contemplated by Section 2.05(e) or (ii) a Swingline Loan as contemplated by Section

2.09. Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time, provided that there shall not at any time be more than a total of 15 Eurocurrency Borrowings outstanding under all of the Facilities combined.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable.

Section 2.03. Requests for Borrowings. To request a Revolving Borrowing, Term Borrowing or Incremental Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing, Term Borrowing or Incremental Term Loan Borrowing.

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment or (ii) the Revolving Credit Exposure exceeding the Total Revolving Facility Commitment, provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Administrative Agent shall promptly advise each Swingline Lender of any such notice received from the Borrower and the amount of such Swingline Lender’s Swingline Loan to be made as part of the requested Swingline Borrowing. Each Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Swingline Lenders. The Administrative Agent will make such Swingline Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the general deposit account of the Borrower with the Administrative Agent (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) A Swingline Lender may by written notice given to the Administrative Agent (and to the other Swingline Lenders) not later than 10:00 a.m., New York City time, on any Business Day require the

Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05. Letters of Credit. General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Revolving Credit Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Revolving L/C Exposure shall not exceed $10,000,000 and (ii) the Revolving Credit Exposure shall not exceed the Total Revolving Facility Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and, in each case, not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, not later than 5:00 p.m., New York City time, on the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Facility Percentage thereof. Within one

Business Day following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Dollars in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon, provided that upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative

Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to JPMorgan Chase Bank, N.A.) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week and the first Business Day of each fiscal quarter, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week or the preceding fiscal quarter, as applicable, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

Section 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing or, in the case of an ABR Borrowing, prior to noon New York City time on the proposed date of such ABR Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Restatement Date and (ii) the Revolving Facility Commitments shall terminate on the Revolving Credit Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments under any Facility, provided that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Revolving Credit Exposure would exceed the Total Revolving Facility Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the

Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

Section 2.09. Repayment of Loans; Evidence of Debt. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Loan to the Borrower on the Revolving Credit Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made by the Borrower, the Borrower shall repay all Swingline Loans outstanding on the date that such Revolving Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10. Repayment of Term Loans and Revolving Loans. Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Borrowings on each March 31, June 30, September 30 and December 31 prior to the Term Loan Maturity Date, commencing March 31, 2005 (each such date being referred to as a “Term Loan Installment Date”) in an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Term Loans made on the Restatement Date.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date and all Revolving Loans and Swingline Loans shall be due and payable on the Revolving Maturity Date.

(c) Prepayments made pursuant to Section 2.11 shall be applied to each Term Borrowing, (A) in the case of prepayments made pursuant to Section 2.11(a) or Section 2.11(d), to reduce scheduled amortization payments under paragraphs (a) and (b) above as directed by the Borrower and (B) in the case of prepayments made pursuant to Section 2.11(c), (1) to reduce in order of maturity the scheduled amortization payments under paragraphs (a) and (b) above occurring within the 12-month period after the date of such payment in respect of such Term Borrowing and (2) thereafter, to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of such Term Borrowing.

(d) Prior to any repayment of any Borrowing under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., New York City time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.

Section 2.11. Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d).

(b) In the event and on such occasion that the Revolving Credit Exposure exceeds the Total Revolving Facility Commitment, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to the amount by which the Revolving Credit Exposure exceeds the Total Revolving Facility Commitment.

(c) The Borrower shall apply all Net Proceeds promptly upon (and in any event within five Business Days of) receipt thereof to prepay Term Borrowings.

(d) Not later than 90 days after the end of each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to 50% of such Excess Cash Flow to prepay Term Borrowings in accordance with Section 2.10. Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower setting forth the amount, if any, of the Excess Cash Flow for such Excess Cash Flow Period and the calculation thereof in detail reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, the Borrower shall not be required to make any such prepayment or to deliver any such certificate if the Total Leverage Ratio as of the end of such Excess Cash Flow Period does not exceed the applicable ratio specified in the table below:

Excess Cash Flow Period Ending:	Ratio:
12/31/2005	4.25 to 1.00
12/31/2006	4.00 to 1.00
Each fiscal year end thereafter	3.75 to 1.00

Section 2.12. Fees. The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily unused amount of the Revolving Facility Commitment of such Lender during the preceding quarter (or other period commencing with the Restatement Date or ending with the date on which the Revolving Facility Commitment of such Lender shall be terminated) at a rate equal to 0.50% per annum. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Restatement Date and shall cease to accrue on the date on which the Revolving Facility Commitment of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Borrowings effective for each day in such period and (ii) to each Issuing Bank, for its own account, (x) three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate per annum separately agreed upon between the Borrower and such Issuing Bank of the daily average stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the

Administrative Agent Fee Letter dated as of November 22, 2004, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section, provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.09.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Loans, upon termination of the Revolving Facility Commitments, (iii) in the case of the Term Loans, on the Term Loan Maturity Date, provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as an ABR Borrowing on the last day of the Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), in each case other than as a result of the imposition of any Taxes, then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.17. Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Agents, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability executed in good faith and delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error. The Administrative Agent, Lender or Issuing Bank, as applicable, shall notify the Borrower within 180 days after it becomes aware of the incurrence of Indemnified Taxes or Other Taxes. The Borrower shall not have any obligation to indemnify the Administrative Agent, Lender or Issuing Bank, as applicable, for any interest or penalties to the extent that such interest or penalties is attributable to the failure of such Administrative Agent, Lender or Issuing Bank, as applicable, to comply with the foregoing sentence.

(d) As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority or other written confirmation reasonably satisfactory to the Administrative Agent that payment has been made.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the time that such Foreign Lender becomes a party to this Agreement or becomes entitled to an exemption from or reduction of such Tax, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Such documentation shall include two duly completed copies of (i) United States Internal Revenue Service Form W-8BEN or W-8ECI (as applicable to it), or (ii) in the case of a Lender that is claiming an exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, (A) a United States Internal Revenue Service Form W-8BEN and (B) a certificate of the Non-U.S. Lender to the effect that such Lender is not (1) a “bank” for purposes of Section 881(c)(3)(A) of the Code, (2) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower or any Subsidiary or (3) a controlled foreign corporation related to the Borrower or any Subsidiary (within the meaning of Section 881(c)(3)(C) of the Code). In addition, each Foreign Lender shall deliver such documentation (or any other documentation adopted by the U.S. taxing authorities for such purpose) promptly upon the obsolescence or invalidity of any documentation previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrower at any time the Foreign Lender determines that it is no longer in a position to provide any previously delivered documentation to the Borrower.

(f) If an Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other person.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17 or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.20 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Loans and participations in L/C Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental

Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Facility Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) In the event any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all the Lenders affected and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (v) such assignee shall consent to such amendment, waiver or other modification, (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Facility Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (y) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements (and funded participations in Swingline Loans) of such Lender or the Issuing Bank, respectively, plus the amount, in immediately available funds, that would be payable to such Lender that refuses to consent to any such amendment, waiver or other modification pursuant to Section 2.16 if such Loans had been repaid on the date of sale, plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.15 and Section 2.17), and (z) upon the effectiveness of such assignment, the proposed amendment, waiver or other modification shall become effective; provided further that, if prior to any such transfer and assignment such Lender shall consent to the proposed amendment, waiver or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by Section 2.19(b) and this Section 2.19(c).

(d) In connection with a future renewal of the Loans and Commitments, the Borrower may, by notice to the Administrative Agent, elect that the procedures in this Section 2.19(d) shall apply. Under these procedures:

(i) the Borrower shall cause one or more financial institutions (“NEW LENDERS”), who may or may not be Lenders, to pay to the Administrative Agent for the account of the Lenders other than the New Lenders (“OLD LENDERS”) an amount equal to the aggregate principal amount of all outstanding Loans (other than Loans, if any, held by the New Lenders);

(ii) the Borrower shall pay to the Administrative Agent for the account of the Lenders (including any Lenders which are New Lenders), an amount equal to all accrued interest, fees and other amounts payable for the account of the Lenders hereunder, including all amounts which would be payable pursuant to Section 2.16 in the event of a prepayment in full of the outstanding Loans on such date;

(iii) upon receipt of such funds by the Administrative Agent from the New Lenders and the Borrower for the account of the Lenders, (i) each Old Lender shall be deemed to have assigned ratably to the New Lenders the outstanding principal balance of such Old Lender’s Loans and the Commitments, if any, of such Old Lender, without recourse or warranty (except as to absence of adverse claims), notwithstanding any failure to comply with the procedures specified in Section 9.04, (ii) each Old Lender shall cease to have any obligation in respect of its Commitment, if any, (iii) each Old Lender shall cease to be a Lender for purposes of the Agreement, except that the provisions of the Sections 2.15, 2.17 and 9.05 shall continue to inure to its benefit, and (iv) the New Lenders shall be the only Lenders under this Agreement, holding all outstanding Loans and all Commitments; and

(iv) the Administrative Agent shall promptly distribute to each Lender its ratable share of the amounts received pursuant to clauses (a) and (b) above and shall execute all such further documents and instruments as it reasonably deems necessary to give effect to the foregoing.

Section 2.20. Incremental Term Loans. The Borrower may at any time or from time to time after the Restatement Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist, (ii) the Borrower shall be in compliance with the Financial Performance Covenants determined on a pro forma basis as of the last day of the most recently ended fiscal quarter of the Borrower as if such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith (and, for purposes of Section 6.11, as if such Incremental Term Loans had been outstanding during the period of four consecutive fiscal quarters of the Borrower then ended), (iii) the Borrower shall have delivered a certificate certifying as to clauses (i) and (ii) to the Administrative Agent, together with all calculations related thereto and (iv) after giving effect thereto, the Collateral and Guaranty Requirement shall have been satisfied. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $50,000,000 and be in an integral multiple of $1,000,000. Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans shall not exceed $200,000,000. The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, (b) shall not mature earlier than the date falling six months after the Term Loan Maturity Date (but may, subject to clause (c) below, have amortization prior to such date), (c) shall not have a weighted average life that is shorter than the then-remaining weighted average life of the Term Loans and (d) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (i) the terms and conditions applicable to Incremental Term Loans maturing after the Term Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term Loan Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Term Loans, provided further that (i) if the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans) relating to any Incremental Term Loans exceeds the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Term Loans) relating to the Term Loans immediately prior to the effectiveness of the applicable Incremental Amendment by more than 0.25%, the Applicable Margin relating to the Term Loans shall be adjusted to be equal to the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loans) relating to such Incremental Term Loans minus 0.25%. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 9.04(b) for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan

Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Borrowing” in such Section 4.01 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. No more than four Incremental Facility Closing Dates may be selected by the Borrower. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to each of the Lenders that:

Section 3.01. Organization; Powers. The Borrower and each of the Subsidiary Loan Parties (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02. Authorization. The execution, delivery and performance by the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, limited liability company or partnership action required to be obtained by the Borrower and the Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (b)(i) or (b)(ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary, other than the Liens created by the Loan Documents or permitted by this Agreement.

Section 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or any other third party is or will be required in connection with the Transactions, except for (a) such actions, consents, approvals, registrations or filings as (i) have been made or obtained and are in full force and effect and not subject to appeal or, (ii) in the case of actions, consents, approvals, registrations or filings that are not required to be made or obtained until immediately prior to consummation of the Transactions, will be made at or prior to that time or (iii) in the case of actions by the Borrower and the Subsidiaries or filings or registrations by the Borrower and the Subsidiaries, in each case that are not required by applicable law to be made prior to the consummation of the Transactions, will be made when they are so required to be made (giving effect to any extension periods), (b) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect, (c) filings required to perfect or continue the perfection of security interests created under the Collateral Documents and (d) filings or other actions listed on Schedule 3.04.

Section 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders: (i) an audited consolidated balance sheet of the Borrower and the Subsidiaries as of December 27, 2003, and the related audited consolidated statements of operations, changes in partners’ equity and cash flows for the fiscal year then ended, accompanied by the report thereon of

Ernst & Young LLP, independent certified public accountants, and (ii) the consolidated balance sheet of the Borrower and the Subsidiaries as at of September 26, 2004 and the related statements consolidated operations, changes in partners’ equity and cash flows for such fiscal quarter and the portion of the fiscal year then ended. Such financial statements present fairly the financial position of the Borrower as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (subject to normal year-end adjustments and the absence of footnotes).

(b) Except to the extent reflected or reserved against in the audited balance sheet of the Borrower as of December 27, 2003 (and the notes thereto), or otherwise specifically disclosed in this Agreement or in the Information Memorandum, none of the Borrower or any of the Subsidiaries have as of the Restatement Date any Guarantee, contingent liability or liability for Taxes, or any long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency hedging transaction, that individually is material to the consolidated financial position of the Borrower and the Subsidiaries, other than (A) those incurred in the ordinary course of business consistent with past practice, (B) pursuant to the Loan Documents and (C) pursuant to the documents relating to the Transactions set forth on Schedule 3.05 to this Agreement.

Section 3.06. No Material Adverse Change or Material Adverse Effect. Since December 27, 2003, there has been no material adverse change (or occurrence that is reasonably expected to have a material adverse change) in the business, operations, properties, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole.

Section 3.07. Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, or easements or other property interests in, all its properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.

(b) [Reserved].

(c) As of the Restatement Date, none of the Borrower and the Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Restatement Date.

(d) None of the Borrower and the Subsidiaries is obligated on the Restatement Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05 or disclosed on Schedule 3.07.

Section 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Restatement Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary.

(b) As of the Restatement Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of the Borrower or any of the Subsidiaries, except under the Project Documents, the Loan Documents or as set forth on Schedule 3.08(b).

Section 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority or in arbitration now pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(b) None of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10. Federal Reserve Regulations. (a) None of the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11. Investment Company Act; Public Utility Holding Company Act. None of the Borrower and the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

Section 3.12. Use of Proceeds. The Borrower will use the proceeds of the Loans (other than Incremental Term Loans) and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

Section 3.13. Tax Returns. All United States federal income tax and other material tax returns and reports of the Borrower and each Subsidiary required to be filed by it have been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary or upon its properties, assets, income and franchises which are due and payable have been paid except for such taxes, assessments, fees or other governmental charges being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and as to which such reserve or other appropriate provision, if any, as required in conformity with GAAP shall have been made therefor.

Section 3.14. No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the Borrower or its representatives and made available to any Lenders or the Administrative Agent on or prior to the Restatement Date in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects as of the date such Information was furnished to the Administrative Agent and as of the Restatement Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent on or prior to the Restatement Date in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates and information of a general economic nature were furnished to the Administrative Agent and as of the Restatement Date (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Restatement Date are subject to variation).

Section 3.15. Employee Benefit Plans. Each of the Borrower, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred during the past five years as to which the Borrower, any Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed and reports the failure of which to file could not reasonably be expected to have a Material Adverse Effect. As of the Restatement Date, the excess of the present value of all benefit liabilities under each Plan of the Borrower, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. No event has occurred or circumstance exists with respect to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. None of the Borrower, the Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or could reasonably be expected to have, through increases in the contributions required to be made to such Plan or otherwise, a Material Adverse Effect.

Section 3.16. Environmental Matters. Except for the matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Borrower or the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to, or responsible for, any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for, or any facts or circumstances that would result in, any Environmental Liability.

Section 3.17. Collateral Documents. (a) Each of the Pledge Agreement and the Security Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When UCC financing statements describing the Collateral as set forth in Exhibit A to the Perfection Certificate have been filed in the offices specified in Perfection Certificate, the Liens granted by the Borrower under the Collateral Documents will constitute perfected security interests in the Personal Property Collateral owned by the Borrower to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens of others therein except Permitted Liens.

(b) When, in addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to the Borrower’s Recordable Intellectual Property (including any future filings required pursuant to Sections 4(a) and 7(a) of the Security Agreement), the Liens granted by the Borrower under the Collateral Documents will constitute perfected security interests in all right, title and interest of the Borrower in the Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens of others therein except Permitted Liens. Except for (i) the filing of such UCC financing statements, (ii) such Intellectual Property Filings and (iii) the due recordation of the Mortgages, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Collateral Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Liens granted by the Borrower under the Collateral Documents or for the enforcement of such Liens.

(c) The Mortgages are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02 and Liens having priority by operation of law.

Section 3.18. Location of Real Property. The Perfection Certificate lists completely and correctly as of the Restatement Date all real property that is (a) owned by the Borrower and the Subsidiary Loan Parties and (b) has an individual fair market value in an amount greater than or equal to $5,000,000 or is otherwise material to the business of the Borrower and the Subsidiaries, taken as a whole, and the addresses thereof. As of the Restatement Date, the Borrower and the Subsidiaries own in fee all the real property set forth as being owned by them on such Schedule.

Section 3.19. Solvency. (a) As of the Restatement Date, immediately after giving effect to the Transactions (i) the fair value of the assets of the Borrower (individually), including Equity Interests in the Subsidiaries, and the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually), including Equity Interests in the Subsidiaries, and the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually, taking into account cash flows that will be available to the Borrower from the Subsidiaries) and the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually, taking into account capital that the Borrower will obtain from the Subsidiaries) and the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Restatement Date.

(b) As of the Restatement Date, the Borrower does not intend to, or believe that it or any Subsidiary Loan Party will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary Loan Party.

Section 3.20. Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. Except as would not reasonably be expected to have a Material Adverse Effect, all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP.

Section 3.21. Intellectual Property Rights. The Borrower owns or possesses or holds under valid licenses all material patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property rights (collectively, “Intellectual Property Rights”) that are necessary for the operation of the Theme Parks, and the Borrower is not in violation of any material provision thereof. To the knowledge of the Borrower, there is no infringement or claim of infringement by others of any material Intellectual Property Right of the Borrower as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Except for the License Agreements, no other license, assignment or other document is or will be required for the Borrower to have the right to use the name “Universal” and the “Universal” logo or is or will be required for the Borrower to use any other Intellectual Property Rights which are owned or possessed by, or licensed to, Universal or any Affiliate of Universal and which are necessary for the conduct of the Borrower’s business. The Borrower is not and will not be contractually obligated to pay any fee, royalty or other amount for the use of any Intellectual Property Rights covered by the License Agreements other than customary royalties with respect to sales of merchandise based on such Intellectual Property Rights and fees, royalties or amounts payable under applicable guild agreements or under license agreements licensing such Intellectual Property Rights to Universal and its Affiliates (including reimbursement of amounts paid to third persons by Universal or its Affiliates in respect of such fees, royalties and other amounts as provided in the Borrower Partnership Agreement).

Section 3.22. Project Documents. The Project Documents are in full force and effect and no default exists (or, in the case of parties other than the Borrower and its Affiliates, is known by the Borrower to exist) in the performance of any party thereto of any of its obligations thereunder that has or could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lenders) to make Loans and (b) any Issuing Bank to issue Letters of Credit, increase the stated amounts of Letters of Credit or postpone the expiration of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01. All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment or renewal of a Letter of Credit without (i) any increase in the stated amount of such Letter of Credit or (ii) any postponement of the expiration of all or any portion of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without (i) any increase in the stated amount of such Letter of Credit or (ii) any postponement of the expiration of all or any portion of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02. Effectiveness. This Amended Agreement will become effective upon the satisfaction of each of the following conditions:

(a) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the Restatement Date, a favorable written opinion of (i) Cravath, Swaine & Moore LLP, (ii) the Vice President, Legal Affairs of the Borrower and (iii) local counsel reasonably satisfactory to the Administrative Agent, in each case (A) dated the Restatement Date, (B) addressed to each Issuing Bank on the Restatement Date, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby instructs its counsel to deliver such opinions.

(b) All legal matters incident to this Agreement, the borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below: (i) a copy of the certificate or articles of incorporation, certificate of formation, partnership agreement or limited liability company agreement, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization (or, in the case of a certificate or articles of incorporation that will not be filed with the Secretary of State until the Restatement Date, certified in a manner reasonably acceptable to the Administrative Agent), and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Authorized Agent of each such Loan Party or such Loan Party’s general partner or managing member, as applicable; (ii) a certificate of the Authorized Agent or Authorized Officer of each Loan Party dated the Restatement Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Restatement Date and, except as disclosed therein, at all times at and after the time when the resolutions described in clause (B) below were adopted, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Restatement Date, (C) that the certificate or articles of incorporation, certificate of formation, partnership agreement or limited liability agreement of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above (or attaching the form of any amendment since such date), (D) as to the incumbency and specimen signature of each Authorized Officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and (E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party; (iii) a certificate or attestation of another Authorized Officer as to the incumbency and specimen signature of the Authorized Agent or Authorized Officer executing the certificate pursuant to clause (ii) above; and (iv) such other customary documents as the Administrative Agent, the Lenders and any Issuing Bank on the Restatement Date may reasonably request.

(d) The Administrative Agent shall have received a certificate of an Authorized Officer, dated the Restatement Date, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(e) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Restatement Date and signed by an Authorized Officer, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or simultaneously are being released or all documentation necessary to effect such release has been delivered to the Administrative Agent.

(f) The Administrative Agent shall have received copies of, or an insurance broker’s or agent’s certificate as to coverage under, the insurance policies required by Section 5.02, each of which policies shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent.

(g) The Transactions shall have been consummated or shall be consummated substantially simultaneously with the initial Credit Event under this Agreement in a manner consistent with the sources and uses shown on the pro forma capitalization table dated as of September 26, 2004, provided to the Lenders prior to the date hereof.

(h) All costs, fees, expenses (including reasonable legal fees and expenses) and other compensation contemplated hereby, payable to the Lenders and the Agents, shall have been paid to the extent due and invoiced.

The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement. The Administrative Agent shall promptly notify each of the parties hereto of the Restatement Date, and such notice shall be conclusive and binding on all parties hereto.

Section 4.03. Effect of Amended Agreement. On the Restatement Date, the Existing Credit Agreements will be consolidated, amended and restated to read in their entirety as set forth in this Amended Agreement. From and after the Restatement Date, the rights of the parties to this Agreement shall be governed by this Amended Agreement; provided that the rights of parties in respect of periods prior to the Restatement Date shall be governed by the terms of the Existing Credit Agreements as in effect at the relevant time.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause (or, in the case of non-Wholly Owned Subsidiaries that are not controlled by the Borrower, will use commercially reasonable efforts to cause) each of the Subsidiaries to:

Section 5.01. Existence; Businesses and Properties. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Do or cause to be done all things reasonably necessary to, except as would not reasonably be expected to have a Material Adverse Effect, (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto, and comply with all Laws, in each case reasonably necessary to the operation of the Theme Parks and (ii) at all times maintain and preserve all property reasonably necessary to the operation of the Theme Parks and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements.

Section 5.02. Insurance. (a) Maintain or cause to be maintained, insurance, with financially sound and reputable insurers satisfying the criteria specified on Schedule 5.02. In the event any insurance criteria set forth on Schedule 5.02 becomes unavailable on commercially reasonable terms, the Lenders agree to discuss reasonable alternative arrangements with the Borrower; provided, however, that the insurance criteria set forth on Schedule 5.02 shall be maintained if the Required Lenders reasonably determine that such insurance should be maintained.

(b) Cause all such property and casualty insurance policies with respect to the Mortgaged Properties to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Restatement Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent until the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent that no Events of Default are continuing, after which time, the insurance carrier shall pay all proceeds to the Borrower or other Loan Parties, as applicable, until receipt by the insurance carrier of another notice of an Event of Default as provided herein; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder, to provide coverage for replacement cost for the property if replaced (and otherwise depreciated value), and to contain such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed upon (i) less than 10 days’ prior written notice thereof with respect to non-payment and (ii) less than 30 days’ prior written notice thereof with respect to any other event by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, together with delivery of the quarterly financial statements required pursuant to Section 5.04(b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent), or insurance certificate with respect thereto, with respect to each cancellation, modification or non-renewal of any such policy of insurance that occurred during the most recently completed fiscal quarter of the Borrower reflected in such financial statements, together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor. (c) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower or any of the Subsidiaries; and deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto, together with delivery of the quarterly financial statements required pursuant to Section 5.04(b).

(d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

Section 5.03. Taxes. Pay all taxes, assessments and other governmental charges imposed upon it or any of its operations or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its assets, prior to the time when any penalty or fine shall be incurred with respect thereto, other than such taxes, assessments, other governmental charges and claims as to which the failure to pay, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and as to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

Section 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will furnish such information promptly to the Lenders):

(a) promptly when available and in any event within 90 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations, comprehensive income (loss), partners’ equity and cash flows showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year, all audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of the Borrower and the Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b) promptly when available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited, condensed, consolidated balance sheet and related unaudited condensed, consolidated statements of operations and cash flows (which statements shall be prepared in a manner applicable to financial statements required by Quarterly Reports filed on Form 10-Q under the Exchange Act) showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, all certified by an Authorized Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of an Authorized Officer (A) stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by such financial statements and that such review has not disclosed the existence at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the Officer’s Certificate, of any condition or event which constitutes an Event of Default or Default that has occurred and is existing or, if such an Event of Default or Default is existing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 (including computation of the ratios specified in the latter provisions as of December 31, 2004, in the case of the initial such certificate), and (y) concurrently with any delivery of financial statements under (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of the Subsidiaries with the SEC;

(e) if, as a result of any change in accounting principles and policies from those as in effect on the date of this Agreement, the consolidated financial position, results of operations or cash flows reflected in the consolidated financial statements of the Borrower and the Subsidiaries delivered pursuant to paragraph (a) or (b) above will differ in any respect that is material to the Borrower and the Subsidiaries, taken as a whole, from the consolidated financial position, results of operations or cash flows, as applicable, that would have been reflected in the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by an Authorized Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without such changes;

(f) within 60 days after the beginning of each fiscal year, an operating and capital expenditure budget, in form reasonably satisfactory to the Administrative Agent prepared by the Borrower for each of the four fiscal quarters of such fiscal year prepared in reasonable detail, of the Borrower and the Subsidiaries, accompanied by the statement of an Authorized Officer to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby;

(g) upon the reasonable request of the Administrative Agent, deliver (no later than 30 days after such request) an updated response to the Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10(e), provided that the Administrative Agent will request such updated responses no more frequently than annually unless an Event of Default shall have occurred and is continuing; and

(h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (provided that such information is reasonably available to, or can reasonably be obtained, calculated or otherwise prepared by or on behalf of the Borrower).

Section 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Authorized Officer obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, investigation or proceeding, whether at law or in equity or by or before any Governmental Authority, or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other event, circumstance or occurrence specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, the Subsidiaries and all ERISA Affiliates in an aggregate amount in excess of $15,000,000; and

(e) any change in the published corporate credit rating of the Borrower by Moody’s or S&P or in the outlook therefor, or the withdrawal of such published rating by Moody’s or S&P.

Section 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07. Maintaining Records; Access to Properties and Inspections. (a) Maintain all relevant financial records in accordance with GAAP and (b) permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times during normal business hours, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract, provided that an officer of the Borrower may attend any such discussions with such accountants).

Section 5.08. Use of Proceeds. Use the proceeds of the Loans (other than Incremental Term Loans) and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

Section 5.09. Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties; and conduct any removal, cleanup, investigation, remedial action or other response with respect to any Hazardous Materials required by Environmental Laws, except to the extent disputed in good faith with any Governmental Authority or indemnitor, and except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Further Assurances; Additional Mortgages. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b) If any asset (including any real property or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $5,000,000 is acquired by the Borrower or any Subsidiary Loan Party after the Restatement Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Collateral Document that become subject to the Lien of such Collateral Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (e) below.

(c) In the case of the Borrower, grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such real property of the Borrower or any such Subsidiary Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Restatement Date and having a value at the time of acquisition in excess of $5,000,000 pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Restatement Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons, subject to no other Liens except as are permitted by Section 6.02 or arising by operation of law, at the time of perfection thereof, and record or file, and cause each such Subsidiary Loan Party to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (e) below.

(d) If any additional direct or indirect subsidiary of the Borrower is formed or acquired after the Restatement Date, if such subsidiary is a Subsidiary Loan Party, within ten Business Days after the date such subsidiary is formed or acquired, notify the Administrative Agent thereof and, within 20 Business Days after the date such subsidiary is formed or acquired, cause the Collateral and Guarantee Requirement to be satisfied with respect to such subsidiary and with respect to any Equity Interest in or Indebtedness of such subsidiary owned by or on behalf of any Loan Party.

(e) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any real property held by the Borrower or any Subsidiary Loan Party as a lessee or sublessee under a lease or sublease, (ii) any Equity Interests acquired after the Restatement Date pursuant to Section 6.04(p) if, and to the extent that, and for so long as (A) doing so would violate applicable law or a legally effective contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Equity Interests (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary), (iii) any assets acquired after the Restatement Date, to the extent that, and for so long as, taking such actions would violate a legally effective contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation of or in connection with the acquisition of such assets, or (iv) any Subsidiary Loan Party or asset with respect to which the Collateral Agent determines that the cost of the satisfaction of the Collateral and Guarantee Requirement or the provisions of this Section 5.10 with respect thereto exceeds the value of the security afforded thereby provided that upon the reasonable request of the Collateral Agent, the Borrower shall, and shall cause any applicable Subsidiary Loan Party to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and (iii) above, other than those set forth in joint venture agreements to which the Borrower or a Subsidiary Loan Party is party. Furthermore, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied to the extent of any exclusions or exceptions expressly set forth in the Collateral Documents.

Section 5.11. Fiscal Year; Accounting. In the case of the Borrower, cause its fiscal year to end on December 31.

Section 5.12. Maintenance of Ratings. Use its commercially reasonable efforts to cause each of S&P and Moody’s to maintain published corporate credit ratings of the Borrower.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will cause (or, in the case of non-Wholly Owned Subsidiaries that are not controlled by the Borrower, will use commercially reasonable efforts to cause) the Subsidiaries not to:

Section 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness (including any Indebtedness incurred on or after the date of this Agreement), except:

(a) Indebtedness existing on the Restatement Date and set forth on Schedule 6.01, and any extensions, renewals or replacements of such Indebtedness, provided that such extending, renewal or replacement Indebtedness shall not be in a principal amount that exceeds the Indebtedness being extended, renewed or replaced (plus unpaid accrued interest and premium thereon and transaction costs associated with such extension, renewal or replacement) and, in the case of any refinancing or replacement of the Senior Notes with Indebtedness other than Incremental Term Loans, shall be unsecured and the average life to maturity thereof shall be greater than or equal to the then-remaining average life of the Senior Notes being refinanced or replaced;

(b) Indebtedness created hereunder and under the other Loan Documents (including Incremental Term Loans incurred in compliance with Section 2.20);

(c) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(d) Indebtedness of the Borrower to any Subsidiary and any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of the Subsidiaries that are not Loan Parties to the Borrower and the other Loan Parties shall be subject to Section 6.04(d) and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary, in either case, that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(e) Indebtedness of the Borrower or the Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and any extension, renewal or refinancing thereof to the extent that the amount of financing Indebtedness is not greater than the amount of Indebtedness being refinanced (plus unpaid accrued interest and premium thereon and transaction costs associated with such extension, renewal or refinancing);

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(g) [Reserved];

(h) [Reserved];

(i) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03(a);

(j) other Indebtedness of the Borrower and the Subsidiaries, in an aggregate principal amount at any time outstanding pursuant to this paragraph (j) not in excess of $40,000,000, provided that the aggregate amount of Indebtedness of all Subsidiaries that are not Subsidiary Loan Parties outstanding pursuant to this paragraph (j) shall not exceed $5,000,000;

(k) [Reserved];

(l) Indebtedness arising from agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, any assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(m) unsecured Indebtedness of the Borrower and the unsecured guarantee by any Subsidiary Loan Party of the Borrower’s obligations thereunder, provided that (i) no principal of such Indebtedness shall have a scheduled payment date, or be subject to a mandatory redemption or sinking fund obligation, earlier than 180 days after the final maturity of the Loans (other than mandatory prepayment provisions having terms no less favorable to the Borrower and its Subsidiaries in any material respect than those contained in the Senior Notes on the Restatement Date), (ii) the Borrower and the Subsidiaries shall be in compliance on a pro forma basis at the time of and after giving effect to the incurrence of any such Indebtedness (and any substantially concurrent repayment of other Indebtedness), with the financial covenants contained in Section 6.11 and Section 6.12 (provided that for purposes of this Section 6.01(a), the otherwise applicable ratio set forth in Section 6.12 shall be reduced by 0.25 and Section 6.13 shall not apply) and the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower to such effects described in this clause (ii) above setting forth in reasonable detail the computations necessary to determine such compliance, (iii) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or be continuing, (iv) the documentation governing such Indebtedness contains customary market terms (including guarantee release terms that are reasonably acceptable to the Administrative Agent) and (v) the covenants and events of default of which are not materially more restrictive than the covenants and events of default in this Agreement and do not include any financial maintenance covenants;

(n) Indebtedness of the Borrower or any Subsidiary supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(o) Indebtedness of the Borrower that is subordinated to the Obligations of the Borrower pursuant to the Subordination Agreement;

(p) [Reserved]; and

(q) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (r) above.

Section 6.02. Liens. Create, incur, assume or permit to exist any Lien (including any Lien incurred on or after the date of this Agreement) on any property or assets (including stock or other securities of any person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and the Subsidiaries, which Liens are existing on the Restatement Date and set forth on Schedule 6.02 and Liens replacing such Liens, provided that such Liens shall secure only those obligations that they secure on the date hereof (and extensions, renewals and replacements of such obligations in accordance with Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) minor defects and irregularities in title to any real property which in the aggregated do not impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03 or for property Taxes on property that the Borrower or one of the Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge, levy or claim is to such property;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or the relevant Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations;

(g) deposits to secure the performance of bids, trade and governmental contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Subsidiaries;

(i) Liens arising out of capitalized or operating lease transactions permitted under Section 6.03(a), so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(j) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(k) other Liens securing obligations in an amount (or principal amount, in the case of obligations bearing interest) not exceeding $40,000,000 at any time;

(l) Liens of the type disclosed by or listed in the title insurance policies delivered pursuant to Sections 4.02 and 5.10 (if such types of Liens are reasonably satisfactory to the Administrative Agent and other than Liens for borrowed money or other Indebtedness) and any replacement, extension or renewal of any such Lien, provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal, provided, further, that with respect to any such Lien, the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders or other agreements entered into with customers in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) licenses of intellectual property granted in a manner consistent with past practice;

(q) the filing of precautionary Uniform Commercial Code financing statements in connection with operating leases under which the Borrower or a Subsidiary is the lessee;

(r) Liens of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens securing obligations in respect of trade-related letters of credit or trade-related bankers acceptances issued in the ordinary course of business of the Borrower or the Subsidiaries, in each case covering the goods (or the documents of title in respect of such goods) financed by such letters of credit or trade-related bankers acceptances and the proceeds and products thereof;

(t) Liens securing obligations of the Borrower in respect of the Spielberg Fee; and

(u) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary; provided that

(i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary , as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.

Section 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, the Remaining Present Value of such lease (together with the Remaining Present Value at such time of outstanding leases previously entered into under this clause (a)) would not exceed $10,000,000 or (b) such transaction is made for cash consideration in an amount not less than the cost of the relevant property and is consummated within 180 days after the Borrower or the relevant Subsidiary acquires or completes construction of such property.

Section 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business (x) in connection with cash management operations or (y) not in connection with a cash loan or advance) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest (including any Equity Interests, indebtedness, securities, loans, advances, Guarantees, investments or interests purchased, acquired or made on or after the date of this Agreement) in, any other person (collectively, “Investments”), except:

(a) Investments (i) existing on the date hereof in the Equity Interests of the Subsidiaries and by the Borrower or any Subsidiary in the Borrower or any Subsidiary, provided that Investments made after the Restatement Date by the Borrower and the Subsidiary Loan Parties pursuant to clause (ii) of this paragraph (a) in Subsidiaries that are not Loan Parties may be made in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof), together with outstanding intercompany loans permitted under Section 6.04(d)(ii) and Guarantees subject to the proviso to Section

6.04(k) by Loan Parties of Indebtedness of Subsidiaries that are not Loan Parties, not to exceed $5,000,000 (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (a));

(b) Permitted Investments and Investments that were Permitted Investments when made;

(c) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(d) intercompany loans from the Borrower and the Subsidiary Loan Parties to (i) the Borrower or any Subsidiary Loan Party and Subsidiaries that are not Loan Parties, provided that the aggregate principal amount of such intercompany loans made after the Restatement Date pursuant to clause (ii) at any time outstanding (together with Investments made pursuant to the proviso to Section 6.04(a)(ii) and Guarantees subject to the proviso to Section 6.04(k) by Loan Parties of Indebtedness of Subsidiaries that are not Loan Parties), not to exceed $5,000,000;

(e) (i) loans and advances to employees of the Borrower or the Subsidiaries in the ordinary course of business not to exceed $5,000,000 in the aggregate at any time outstanding and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(f) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and any prepayments and other credits made to suppliers in the ordinary course of business and consistent with past practice;

(g) Derivatives Obligations permitted pursuant to Section 6.14;

(h) Investments existing on the Restatement Date or made pursuant to commitments existing on the Restatement Date, in each case of the nature and amount, and in the persons, set forth on Schedule 6.04 plus additional Investments after the Restatement Date in such Persons in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $25,000,000 at any time outstanding;

(i) Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);

(j) additional Investments may be made from time to time to the extent made with proceeds of Equity Interests of or capital contributions to (excluding proceeds received as a result of the exercise of Cure Rights pursuant to Section 7.03) the Borrower;

(k) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of the Indebtedness incurred after the Restatement Date of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with Investments made pursuant to the proviso to Section 6.04(a)(ii) and intercompany loans permitted under Section 6.04(d)(ii)) shall not exceed $5,000,000;

(l) the Transactions;

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(n) Investments of a Subsidiary acquired after the Restatement Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Restatement Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o) Guarantees by the Borrower and the Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business;

(p) other Investments by the Borrower and the Subsidiaries in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $40,000,000 at any time outstanding (plus any returns of capital actually received by the respective investor in respect of Investments theretofore made by it pursuant to paragraph (h) above or this paragraph (p)); and

(q) the Scheduled Affiliate Transactions.

Section 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary, (iv) the sale, lease or other disposition of land in connection with the development and construction thereof, (v) inventory, cash, cash equivalents and other cash management investments, in each case in the ordinary course of business, (vi) the sale, lease or other disposition of assets in connection with a Scheduled Affiliate Transaction, or (vii) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (i) the merger of any Subsidiary into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) the merger or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary Loan Party receives any consideration that is not permitted by Section 6.04, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) any merger or consolidation of another person with or into the Borrower or a Subsidiary if the Borrower or such Subsidiary, as applicable, is the survivor and such merger or consolidation is effected in order to purchase the assets of such other person and the purchase of such assets is permitted hereunder (and such transaction is treated as a purchase of such assets for purposes of determining compliance with the other applicable provisions of this Agreement) or (v) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the liquidation or dissolution of the Borrower) if the Borrower or such Subsidiary determines in good faith that such liquidation or dissolution or change in form of entity is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise), provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.07;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02, dividends, distributions, redemptions, purchases and the like permitted by Section 6.06 and acquisitions of assets that constitute Capital Expenditures permitted by Section 6.10;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05, provided that, after giving effect to each such sale, transfer, lease or other disposition, the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) (excluding hotel sites and vacant land) shall not exceed $100,000,000;

(h) leases entered into (as lessor) in the ordinary course of business (including hotel site leases);

(i) [Reserved];

(j) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or a Subsidiary in the ordinary course of business; and

(k) without limiting the generality of the foregoing, licensing arrangements involving any Intellectual Property Rights so long as such license permits the continued use of such Intellectual Property Rights by the Borrower in connection with the Theme Parks (to the extent necessary or desirable in connection therewith) and could not materially and adversely affect or impair the value to the Borrower of such Intellectual Property Rights.

Notwithstanding anything to the contrary contained above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof) unless such disposition is for fair market value and (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d) or (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration, except that the consideration received for any sale, transfer or other disposition of land pursuant to Section 6.05(a)(iv) or (g) may consist in whole or in part of Equity Interests in land development ventures.

Section 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any Equity Interests of the Borrower (other than dividends and distributions on Equity Interests in the Borrower payable solely by the issuance of additional Equity Interests in the Borrower) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Equity Interests of the Borrower or set aside any amount for any such purpose or pay any Deferred Universal Fees or make any payment with respect to the Subordinated Debt (such payments, collectively, “Restricted Payments”); provided, however, that:

(a) [Reserved.]

(b) the Borrower may pay any Current Universal Fees;

(c) the Borrower may effect the transactions contemplated by, and pay the Cash Payment pursuant to, the Transactions;

(d) in respect of any fiscal year or portion thereof during which the Borrower is a pass-through entity for Federal income tax purposes, the Borrower may after the close of each fiscal year, make a Restricted Payment in an aggregate amount equal to its Hypothetical Income Tax in respect of such fiscal year;

(e) the Borrower may make Restricted Payments the proceeds of which shall be used by Holdings to pay when due (and required to be paid in cash), and in aggregate amounts equal to, accrued and unpaid interest on Indebtedness of Holdings; provided that before and immediately after giving effect to such payment, (x) no Default under Section 7.01(b) or (c) shall exist and (y) no other Event of Default shall exist or would result from such action; provided that in the case of this clause (y), the Administrative Agent shall have notified the Borrower of such Event of Default and that such Event of Default shall prohibit during the continuation of such Event of Default Restricted Payments pursuant to this paragraph (e); and

(f) the Borrower may make other Restricted Payments so long as, at the relevant time and after giving effect thereto and to any concurrent incurrence of Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the aggregate outstanding principal amount of Revolving Loans shall not exceed $30,000,000 and (iii) the Total Leverage Ratio shall not exceed the applicable ratio specified in the table below:

Periods:	Ratio:
Restatement Date through 12/30/2005	4.25 to 1.00
12/31/2005 through 12/30/2006	4.00 to 1.00
12/31/2006 and thereafter	3.75 to 1.00

Section 6.07. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement and (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, provided that this clause (ii) shall not apply to the indemnification of directors, officers or employees of the Borrower and the Subsidiaries in accordance with customary practice.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement, (i) loans to Affiliates pursuant to Section 6.04(p), (ii) loans or advances to employees of the Borrower or any of the Subsidiaries in accordance with Section 6.04(e), (iii) (A) transactions among the Borrower and the Subsidiary Loan Parties, (B) transactions among the Subsidiary Loan Parties, (C) transactions among Subsidiaries that are all not Loan Parties and (D) transactions between the Borrower or the Subsidiary Loan Parties, on the one hand, and Subsidiaries that are not Loan Parties, on the other hand, provided that such transactions are on terms no less favorable to the Borrower and the Subsidiary Loan Parties, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, in each case otherwise permitted by this Agreement, (iv) the payment of fees and indemnities to directors, officers and employees of the Borrower and the Subsidiaries in the ordinary course of business, (v) [reserved], [reserved], (vii) any consulting, employment or severance agreements or benefit arrangements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (viii) Restricted Payments permitted under Section 6.06, (ix) any purchase by any Affiliate of Equity Interests of the Borrower, or any contribution by any Affiliate to the equity capital of the Borrower, provided that any Equity Interests of the Borrower purchased by any Affiliate shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Pledge Agreement, (x) [reserved], (xi) payment of Universal Fees, subject in the case of Deferred Universal Fees to Section 6.06, (xii) transactions with Wholly Owned Subsidiaries for the purchase or sale of services, goods and products entered into in the ordinary course of business in a manner consistent with past practice, (xiii) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Representatives of Holdings or the Borrower or of the applicable Subsidiary from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) satisfactory to the Administrative Agent, which letter states that the consideration provided for in such transaction is fair, from a financial point of view, to the Borrower or such Subsidiary, as applicable, (xiv) the Transactions, (xv) the Scheduled Affiliate Transactions or (xvi) the performance of the Project Documents.

Section 6.08. Business of the Borrower and the Subsidiaries. Engage at any time in any business or business activity other than, any business or business activity conducted by the Borrower and the Subsidiaries on the date hereof and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.09. Limitation on Modifications and Prepayments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders and other than terminations arising from any liquidation or dissolution of a Subsidiary permitted pursuant to Section 6.05(b)), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of the Borrower or any of the Subsidiaries, any Indebtedness issued under Section 6.01(m) or any agreement relating thereto or any Project Document; provided, however, that the Borrower Partnership Agreement may be amended to delete Section 19(i) and the fourth paragraph of Section 20(b) of such agreement.

(b) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on (i) the Senior Notes, (ii) any Indebtedness incurred under Section 6.01(m) or (iii) any Indebtedness incurred pursuant to Section 6.01(a) refinancing the Senior Notes in whole or in part or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, except payments of regularly scheduled interest and principal payments as and when due in respect thereof, and other than payments in respect thereof made with the proceeds of a refinancing thereof permitted hereby or with proceeds of equity. Notwithstanding the foregoing, the Borrower or any Subsidiary may purchase or redeem any such Indebtedness if, based on the Total Leverage Ratio at the relevant time and after giving effect thereto, the Borrower would be permitted to make a Restricted Payment of at least $1.00 pursuant to Section 6.06(f); or

(c) Permit any Subsidiary to enter into or allow to remain in effect any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Collateral Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of: (A) restrictions imposed by applicable law; (B) contractual encumbrances or restrictions in effect on the date hereof under (x) any agreement listed on Schedule 6.09(c) or (y) any agreements related to any permitted renewal, extension or refinancing of any agreement listed on Schedule 6.09(c) that does not expand the scope of any such encumbrance or restriction; (C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition; (D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business; (E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness; (F) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business; (G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; or (I) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale to the extent such restrictions and conditions apply only to such asset.

Section 6.10. Capital Expenditures. Permit the Borrower or the Subsidiaries to make any Capital Expenditure during any fiscal year ending on or after December 31, 2005, except that:

(a) During any such fiscal year, the Borrower and the Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof does not exceed in any fiscal year the applicable amount set forth below:

Fiscal Year:	Amount:
Ending 12/31/2005	$75,000,000
Ending 12/31/2006	$85,000,000
Each fiscal year ending thereafter	$100,000,000

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year of the Borrower pursuant to Section 6.10(a) is less than the amount set forth for such fiscal year, the amount of such difference may be carried forward and used to make Capital Expenditures in the next succeeding fiscal year, provided that in any fiscal year, the first Capital Expenditures shall be deemed to be made pursuant to paragraph (a) of this Section 6.10.

Section 6.11. Interest Coverage Ratio. Permit the ratio (the “Interest Coverage Ratio”) on the last day of any fiscal quarter occurring in any period set forth below, for the four quarter period ended as of such day, of (a) EBITDA to (b) Interest Expense to be less than the ratio set forth below for such period, subject to Section 6.13:

Fiscal Quarter Ending:	Ratio:
FQE 3/05 through FQE 12/05	1.50 to 1.00
FQE 3/06 through FQE 12/06	1.60 to 1.00
FQE 3/07 and thereafter	1.70 to 1.00

Section 6.12. Total Leverage Ratio. Permit the Total Leverage Ratio at the last day of any fiscal quarter occurring in any period set forth below to be in excess of the ratio set forth below for such period, subject to Section 6.13:

Period:	Ratio:
FQE 3/05 through FQE 3/06	5.00 to 1.00
FQE 6/06 through FQE 12/06	4.50 to 1.00
FQE 3/07 through FQE 12/07	4.25 to 1.00
FQE 3/08 and thereafter	4.00 to 1.00

Section 6.13. Significant Event. In the event that, for any fiscal quarter ending not later than FQE 12/08 (the “affected quarter”), there is (i) a 12% decrease in attendance at the Theme Parks from the attendance in the corresponding fiscal quarter of the prior fiscal year (the “prior-year quarter”) and (ii) a major terrorist activity or an armed conflict involving US military has occurred or is occurring during such fiscal quarter or the immediately preceding fiscal quarter, the Borrower will have the option, exercisable by written notice to the Lenders through the Administrative Agent not later than seven days following the end of the affected quarter (the “notice date”), to substitute in lieu of the EBITDA for the affected quarter (and, if the Borrower so elects and subject to satisfying the liquidity test described below, the immediately following fiscal quarter) the EBITDA for the prior-year quarter (and the immediately following quarter in the prior year) for purposes of calculation of the Total Leverage Ratio and the Interest Coverage Ratio as at any date for which such calculation would otherwise include the affected quarter (or the immediately following quarter). In the event the Borrower exercises this right, it shall make appropriate representatives available to meet or conduct a conference call with the Lenders in New York City or Orlando (or another location mutually determined by the Borrower and the Administrative Agent) not later than seven days following the notice date to discuss with Lenders the factors giving rise to such decrease in attendance and their continuing effects, if any. The right of the Borrower under this Section 6.13 is subject to the further limitations that (i) such right may be exercised on only one occasion and (ii) in order to exercise this right with respect to the fiscal quarter immediately following the affected quarter, the Borrower shall have delivered to the Lenders through the Administrative Agent a certificate of an Authorized Officer to the effect that, at the end of the affected quarter it has liquidity in the form of unrestricted cash balances and undrawn Revolving Commitments in an aggregate amount of not less than $40,000,000 through working capital management practices consistent with its past practices and (iii) such substitution shall not be effective for purposes of determining whether Restricted Payments or Universal Fees may be paid in accordance with Section 6.06.

Section 6.14. Derivatives Obligations. Enter into any Derivatives Obligations, other than Derivatives Obligations entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

ARTICLE VII

Events of Default

Section 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by the Holdings, Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished by Holdings or any Loan Party in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Holdings, the Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any of the Subsidiaries of (i) any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a), 5.08 or Section 5.10(d) or in Article VI (other than Section 6.11 and Section 6.12) and (ii) any covenant, condition or agreement contained in Section 6.11 and Section 6.12 as of the end of any fiscal quarter which shall be continuing at the earliest of (A) the date of delivery of financial statements for the period ending at the end of such fiscal quarter pursuant to Section 5.04 and (B) the 60th day after the end of such fiscal quarter, subject to Section 7.03;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, the Borrower or any Subsidiary shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof, provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any of the Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of Holdings, the Borrower or any of the Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any of the Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of the Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $20,000,000 (to the extent not covered by independent third party insurance as to which the insurer acknowledges coverage), which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Borrower, any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (iv) the Borrower, any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) the Borrower, any Subsidiary or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted by Holdings, the Borrower or any of the Subsidiaries not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Collateral Document and to extend to (x) Equity Interests in the Borrower or (y) other assets that are not immaterial to the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Collateral Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Collateral Documents by the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted by the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02. Immaterial Subsidiaries. Solely for the purposes of determining whether a Default or Event of Default has occurred under clause(h), (i) or (j) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 3.0% of the Consolidated Total Assets, provided that if it is necessary to exclude more than one Subsidiary from clause(h), (i) or (j) of Section 7.01 pursuant to this Section 7.02 in order to avoid a Default or an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

Section 7.03. Borrower’s Right to Cure. (a) Financial Performance Covenants. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirements of any Financial Performance Covenant, until the expiration of the 10th Business Day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of determining the existence of a Default or Event of Default under the Financial Performance Covenants and for purposes of calculating Excess Cash Flow and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for this purposes of the Agreement.

(b) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised and (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants for the most recently completed four fiscal-quarter period of the Borrower for which financial statements have been delivered pursuant to Section 5.04.

ARTICLE VIII

The Agents

Section 8.01. Authorization. (a) Each of the Lenders hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender and to exercise such powers as are specifically delegated to the Agents by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents. In the event that any party other than the Lenders and the Agents shall participate in all or any portion of the Collateral pursuant to the Collateral Documents, all rights and remedies in respect of such Collateral shall be controlled by the Collateral Agent.

(b) Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 8.02. Nature of Duties. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent. Each Lender recognizes and agrees that the Syndication Agent shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as the Syndication Agent hereunder.

Section 8.03. Resignation by the Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders with the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank with an office in New York, New York (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 8.04. Each Agent in its Individual Capacity. Each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender or Issuing Bank and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of the Subsidiaries or other Affiliates thereof as if it were not an Agent.

Section 8.05. Indemnification. Each Lender severally agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share determined at the time indemnification is sought hereunder (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements and Swingline Loans, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share determined at the time indemnification is sought hereunder, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of such Agent or any of its directors, officers, employees or agents.

Section 8.06. Lack of Reliance on Agents. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Section 8.07. Syndication Agent. The Syndication Agent, in such capacity, shall have no duties or responsibilities whatsoever under the Loan Documents.

ARTICLE IX

Miscellaneous

Section 9.01. Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at the address or telecopy number set forth on the signature pages hereof;

(ii) if to the Administrative Agent or the Collateral Agent, to it at the address or telecopy number set forth on the signature pages hereof, and

(iii) if to an Issuing Bank other than the Administrative Agent, to it at the address or telecopy number set forth separately in writing.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.13(c), 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that other than pursuant to a merger permitted by Section 6.05(b), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default pursuant to Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other assignee (provided that any liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.15 or 2.17 shall be limited to the amount, if any, that would have been payable thereunder by the Borrower in the absence of such assignment);

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to an assignee that is a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment; and

(C) in the case of the assignment of a Revolving Commitment or Revolving Loan, each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $5,000,000, in the case of Revolving Facility Commitments (and, except for an assignment of the entire amount of the assigning Lender’s Revolving Facility Commitment, such assigning Lender shall retain a Revolving Facility Commitment of at least $5,000,000) and (y) $1,000,000, in the case of Term Loans (and except for an assignment of the entire amount of the Term Loan of the assigning Lender, such assigning Lender shall retain Term Loans of at least $1,000,000), unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing; and provided further that concurrent assignments of Term Loans to members of an Assignee Group will be treated as a single assignment for purposes of determining whether the above minimum amount has been met;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of a single Facility;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds with respect to the same Lender;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) in the case of an assignment by a Lender to a CLO (as defined below) managed or administered by such Lender or by an Affiliate of such Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 9.09(b) that affects such CLO.

For purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” shall mean (a) with respect to any Lender a CLO managed by such Lender or by an Affiliate of such Lender and (b) any other fund that invests in bank loans and similar extensions of credit in the ordinary course and is managed by a Lender, by an Affiliate of a Lender or by an entity or an Affiliate of an entity that manages a Lender.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents, each Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i)Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.09(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses (including documentary Taxes) incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the syndication of the Commitments or the administration of this Agreement (including the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable allocated costs of internal counsel if a Lender elects to use internal counsel in lieu of outside counsel) for the Agents, any Issuing Bank or any Lender (but no more than one such counsel for any Lender); provided that it is understood that the Borrower shall not, in respect of the legal expenses of the Lenders in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one law firm (in addition to any local counsel) for all Lenders designated by the Administrative Agent and that all such fees and expenses shall be reimbursed as they are incurred.

(b) The Borrower agrees to indemnify the Agents, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees, agents, affiliates and controlling persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, obligations, penalties, actions, judgments, suits, costs, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, obligations, penalties, actions, judgments, suits, costs, claims, damages, liabilities or related expenses result primarily from the gross negligence or wilful misconduct of such Indemnitee (treating, for the purpose set forth in this clause (iii) only, (x) any Agent and its Related Parties as a single Indemnitee, (y) any Issuing Bank and its Related Parties as a single Indemnitee and (z) any Lender and its Related Parties as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, obligations, penalties, actions, judgments, suits, costs, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials on any property currently or formerly owned, leased or operated by any predecessor of the Borrower or any of the Subsidiaries, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or any of its Related Parties. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

(c) Unless an Event of Default shall have occurred and be continuing, the Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding the Borrower’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense of such action on behalf of such Indemnitee); (iii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize in writing such Indemnitee to employ separate counsel at the Borrower’s expense; provided further that the Borrower shall not enter into any settlement on behalf of any Indemnitee without the prior written consent of such Indemnitee (which consent shall not be unreasonably withheld; provided, that the Borrower acknowledges and agrees that it shall be reasonable for any Indemnitee to withhold its consent to the entry of any settlement against such Indemnitee that (i) by its terms or effect is contrary to such Indemnitee’s internal policies and procedures, or (ii) includes an admission or acknowledgment of any liability or responsibility whatsoever on the part of such Indemnitee, or any of its directors, trustees, officers, employees, agents, affiliates and controlling persons).

(d) The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

(e) Notwithstanding anything to the contrary in this Section 9.05, this Section 9.05 shall not apply to Taxes, it being understood that the Borrower’s only obligations with respect to Taxes shall arise under Sections 2.15 and 2.17.

Section 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07. [Reserved].

Section 9.08. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.09. Waivers; Amendment. (a) No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to an Incremental Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders; provided, however, that no such agreement shall (i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i), (ii) increase or extend the Commitment of any Lender or decrease or extend the date for payment of the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender), (iii) extend or waive the Revolving Maturity Date, the Term Loan Maturity Date or any Term Loan Installment Date (but excluding the Early Maturity Date) or extend any date on which payment of interest on any Loan or any L/C Disbursement is due, without the prior written consent of each Lender adversely affected thereby, (iv) amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, or the last sentence of Section 2.08(c) in a manner that would alter the pro rata sharing of commitment reductions required thereby, in each case, without the prior written consent of each Lender adversely affected thereby, (v) amend or modify the provisions of this Section or the definition of “Required Lenders”, “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Restatement Date), (vi) release all or substantially all the Collateral or release any material Subsidiary Loan Party from its Guarantee under the Subsidiary Guaranty and Security Agreement unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender adversely affected thereby, (vii) effect any waiver, amendment or modification that by its terms adversely affects the rights of Lenders participating in any Facility in respect of payments or collateral differently from the rights of Lenders participating in other Facilities in respect of payments or collateral, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed in a manner that is subject to this clause (vii)) or (viii) change the relative rights in respect of payments or collateral of the Lenders participating in different Facilities without the consent of the Majority Lenders participating in each adversely affected Facility; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of an Agent, an Issuing Bank or a Swingline Lender hereunder without the prior written consent of such Agent, Issuing Bank or Swingline Lender. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.09 and any consent by any Lender pursuant to this Section 9.09 shall bind any assignee of such Lender.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Incremental Term Loans and Revolving Loans and the accrued interest and fees in respect thereof, and any Additional Extensions of Credit that do not constitute an increase in the Revolving Facility may share ratably in the application of mandatory prepayments with other Term Loans and Incremental Term Loans and with preference to Revolving Loans and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Majority Lenders, Lenders and Revolving Facility Lenders.

Section 9.10. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.11. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.14. Counterparts. This Agreement may be executed in two or more counterpart (including facsimile counterparts and counterparts delivered by other electronic means), each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.

Section 9.15. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.16. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.17. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and the other Loan Parties furnished to it by or on behalf of the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.17 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.17), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any self-regulatory agency, Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.17), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.17), (F) to any direct or indirect contractual counterparty in Derivatives Obligations or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section) and (G) is disclosed with the prior written consent of the Borrower.

Section 9.18. Non-recourse to Partners. Except (i) pursuant to the express terms of the other Loan Documents and (ii) to the extent of any Restricted Payments made to any partner in violation of Section 6.06, no recourse shall be had for the payment of the principal of or interest on any Loan, or for any claim based thereon, or otherwise in respect thereof, or with respect to any other obligation of the Borrower hereunder or under any other Loan Document, against any past, present or future partner of the Borrower or any partner thereof, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by the Agents and each Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

By:	/s/
Name:
Title:
Address:	Universal City Development Partners, Ltd.
1000 Universal Studios Plaza
Orlando, Florida 32819
Attention:	Chief Financial Officer
Facsimile:	(407) 224-6740

with a copy to:

Attention:	Vice President, Legal Affairs
Facsimile:	(407) 363-8219
Tax ID:	59-3128514

JPMORGAN CHASE BANK, N.A. as Administrative Agent, Collateral Agent and as Issuing Bank

By:	/s/
Name:
Title:

BANK OF AMERICA, N.A., as Syndication Agent

By:	/s/
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/
Name:
Title:

BANK OF AMERICA, N.A., as Lender

By:	/s/
Name:
Title: